Free Writing Prospectus
Filed Pursuant to Rule 433
Dated October 15, 2025
Registration Statement Nos. 333-268757 and 333-268757-17

**FULL PX DETAILS** $338.997 Offered Exeter Nearprime Auto ESART 2025-3

Joint Bookrunners: Barclays (Str.) and JP Morgan
Co-Managers: BMO, Citi, Mizuho

Priced - TOE: 4:00 PM ET

-- Capital Structure --
CL	SIZE($MM)	OFFRD($MM)	WAL*	S**	P.WIN.	BNCH	SPRD	YLD(%)	CPN(%)	PX(%)
A-1	40.000	38.000	0.18	A-1+	1-4	I-CRV	+21	4.225%	4.225%	100.00000%
A-2	111.420	105.849	0.97	AAA	4-20	I-CRV	+67	4.280%	4.24%	99.99791%
A-3	94.910	90.164	2.30	AAA	20-36	I-CRV	+72	4.225%	4.18%	99.98200%
B	25.700	24.415	3.20	AA	36-41	I-CRV	+95	4.469%	4.42%	99.97645%
C	41.670	39.586	3.79	A	41-50	I-CRV	+150	5.055%	5.00%	99.99129%
D	37.260	35.397	4.62	BBB	50-60	I-CRV	+200	5.605%	5.54%	99.99755%
E	5.880	5.586	4.98	BB	60-60	I-CRV	+400	7.627%	7.50%	99.96487%
*WAL Pricing Speed: 1.40% ABS to 5.00% Clean-up call
**Expected Ratings

- TRANSACTION SUMMARY -
Size : $356.840mm ($338.997 Offered)
Exp Ratings : S&P
Exp Settle : 10/22/2025
First Pay : November 17th, 2025
ERISA : A-D = YES; E = NO
Registration : A-D = SEC; E= 144A/RegS
Min Denoms : A-D = 1k x 1k; E = 78k x 1k
BBG Ticker : ESART 2025-3
B&D : Barclays

-Available Information-
* Preliminary Prospectus, Preliminary Offering Memorandum, Ratings FWP (attached)
* Intex Deal Name: bcgesart_2025-3 | Password: X2U4
* Deal Roadshow Link: https://dealroadshow.com | Passcode: ESART253

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the SEC, for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (edgar) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. By calling 1-888-603-5847.